Exhibit 10.2

NOTICE OF CONVERSION

To:	CDSS Wind Down Inc.

I, Steven B. Solomon hereby elect to convert $18,821 principal of my Convertible Promissory Note [and all interest accrued upon such principal amount] into shares of Common Stock (the "Shares") of CDSS Wind Down Inc. (the "Company") for 62 million shares.

I understand that the shares issued are restricted and that the certificate representing the shares shall be imprinted with a legend as required under applicable federal and state securities laws.

I am delivering this Notice and the Convertible Promissory Note to the Company. Please issue a certificate representing the Shares, and a replacement Note for the remaining balance thereof, in my name and to the address specified below.

Signed:	/s/ Steven B. Solomon	Date: April 30, 2010
Name:	Steven B. Solomon
Address:	2100 McKinney Avenue, Suite 1500
Dallas, Texas 75201